Agreement to Amendment the Conversion Terms of the

$500,000 15% Convertible Promissory Note Due June 18, 2007

Agreement by and between Smart Energy Solutions, Inc., a Nevada corporation (“Maker”), and Ever Green Fields Enterprises, Ltd. (“Lender”).

WHEREAS, on or about June 18, 2006 Maker executed and delivered to Lender a 15% Convertible Promissory Note, in the principal amount of $500,000, with an initial maturity date of June 18, 2007 which has since been extended to June 18, 2008 (the “Note”); and

WHEREAS, Maker and Lender wish to amend certain provisions of the Note, relating to the rate at which all or part of the outstanding principal and accrued and unpaid interest pursuant to the Note may be converted into shares of Maker’s common stock, $0.001 par value (the “Common Stock”), and the time of such conversion.

NOW, THEREFORE, subject to the terms and conditions of this Agreement and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.    The Conversion Price, as used in the Note, shall mean 60% of the average closing price of the Common Stock as quoted on the over-the-counter market under the symbol “SMGY” for 15 consecutive trading days prior to the closing (the “Closing”) of the offering (the “Offering”) contemplated by the Placement Agent Agreement, dated April 3, 2008, between Maker and EKN Financial Services, Inc., and warrants (“Warrants”) to purchase an additional amount of Common Stock equal to 25% of the aggregate number of shares of Common Stock issuable upon conversion of the Note, which warrants shall be exercisable, for a period of five (5) years from the closing, at an exercise price per share equal to 100% of the purchase price of the Common Stock sold in the Offering.

2.    The entire outstanding principal and all accrued and unpaid interest pursuant to the Note shall be converted into shares of Maker’s Common Stock and Warrants on the date of the Closing.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement, which may be executed in counterparts, as of the 28th day of April, 2008.

SMART ENERGY SOLUTIONS, INC.	EVER GREEN FIELDS ENTERPRISES, LTD.

/s/ Edward Braniff	/s/ Lawrence R. Greenfield
Edward Braniff Chief Financial Officer	Name: Lawrence R. Greenfield Title: Signatory